EXHIBIT 23.4

Consent of KPMG, Independent Registered Public Accounting Firm

The Board of Directors:

Patni Computer Systems Limited

We consent to the incorporation by reference in the registration statement (File No. 333- 170042) on Form S-3 of iGATE Corporation of our report dated February 25, 2011, with respect to the consolidated balance sheets of Patni Computer Systems Limited as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders’ equity, and comprehensive income/(loss), and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in the Form 8-K of iGATE Corporation dated September 27, 2011.

/s/ KPMG

Mumbai, India

April 30, 2012